Consulting Services Agreement

THIS AGREEMENT ("Agreement") is made on May 1, 2020, (the "Execution Date").

BETWEEN:

Greenpro Capital Corp ("GRNQ"), a Nevada corporation with its principal office located at Room 1701-1703, 17F The Metropolis Tower, 10 Metropolis Drive, Kowloon, Hong Kong (hereinafter referred to as "GRNQ");

and

Daniel Mckinney ("DM"), a Hong Kong resident with address located at GPO Box 9565, Central, Hong Kong (hereinafter referred to as "DM")

The parties hereby agree as follows:

1. Scope of Work. DM shall provide a Senior Executive (consultant) to perform the services set forth in Appendix A of this Agreement. Any additions to or modifications of Schedule A shall be in writing and shall be signed by both parties. The performance of services and compensation necessary for the completion of such additions or modifications shall be governed by this agreement unless otherwise described in the written agreement of the parties.

2. Payments. Payment for the services rendered as per Appendix A shall be made as specified in Appendix B.

3. Confidentiality. DM acknowledges that Confidential Information (as defined in Item 5 of this letter) is of great value to GRNQ. Accordingly, DM agrees not to divulge to anyone, either during or after the term of this Mandate, any Confidential Information obtained by DM and which is owned by GRNQ during the term of this Mandate. Upon the expiration or termination of this Mandate, DM agrees to deliver to GRNQ all documents, papers, drawings, tabulations, reports and similar documentation which are furnished by GRNQ to DM or which were prepared by DM in performance of the Services for the GRNQ. Upon the expiration or termination of this Agreement, DM agrees to make no further use or utilization of any Confidential Information. The provisions of this Section 6 shall survive the termination of this Mandate for a period of two years.

4. Definitions. As used in this Agreement:

"Confidential Information" means information of GRNQ or any person or business entity directly or indirectly controlled by or controlling GRNQ, or in which any of the aforementioned have at least a 50% interest, which information is or has been disclosed to DM or known to DM as a consequence of or through the performance of Services for GRNQ, whether or not related to his duties for GRNQ, including, but not limited to, information relating to Inventions, original works of authorship, disclosures, processes, systems, methods, formulas, trade secrets, procedures, concepts, algorithms, software, compositions, techniques, drawings, specifications, models, data, source code, object code, documentation, diagrams, flow charts, research procedures, copyrights, copyright applications, trademarks, trademark applications, devices, machinery, materials, cost of production, contract forms, prices, pricing policies, volume of sales, promotional methods, identity or information about customers or suppliers, marketing techniques or other information of a similar nature. Information shall be considered to be Confidential Information if not known by the trade generally, even though such information has been disclosed to one or more third parties pursuant to distribution agreements, joint research agreements, or other agreements entered into by GRNQ.

6. <u>Term</u>

This Agreement will end on December 1, 2020. However, the agreement may be continued upon the agreement of both parties to the agreement. Should such as extension be affected, it is understood that additional stock issuances will be made to the Consultant.

On termination of this Agreement for any reason, all rights and obligations of each party that are expressly stated to survive termination or continue after termination will survive termination and continue in full force and effect as contemplated in this Agreement.

7. Independent Contractor/Taxes. DM is not an agent or employee of GRNQ and is not authorized to act on behalf of GRNQ. Except as required by a final determination by the relevant taxing authority and upon due notice to the other party, DM and GRNQ each agrees that it will treat DM as an independent contractor for tax purposes and file all tax and information returns and pay all applicable taxes on that basis.

8. GRNQ shares. DM is prohibited to either buy or sell GRNQ securities during this agreement according to SEC insider rules.

9. Assignment. Neither party shall assign this Agreement or any interest herein, nor delegate any obligation hereunder without the prior written consent of the other party.

9. Governing Law. This Agreement together with the Schedules shall be governed by the laws of Nevada, USA.

10. Limitation of Liability. In no event shall either party be liable for indirect, consequential, incidental, special or punitive damages, or for loss of use, lost profits or loss of goodwill, whether arising under theories of contract, tort (including negligence) or otherwise. Each party's total liability hereunder, shall not in the aggregate exceed any sums due or paid hereunder

11. Headings. The headings in this letter are intended principally for convenience and shall not, by themselves, determine the rights and obligations of the parties to this Mandate.

12. Notices. All notices, requests, demands, and other communications required by, or made in connection with, this Mandate or the transactions contemplated by this Mandate, shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered in person, or three days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to GRNQ: The address listed in this agreement or by email to:
Email: gilbert.loke@greenprocapital.com

If to DM: The address listed in this agreement or by email to:
dsmckinney12@gmail.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.

13. Severability. If any provision of this Mandate is held to be unenforceable for any reason, such provision shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible. In any event, all other provisions of this Mandate shall be deemed valid and enforceable to the full extent possible.

14. Waiver. The waiver of any term or condition contained in this Mandate by any party to this Mandate shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

15. Entire Agreement. This letter contains all of the terms and conditions agreed upon by the parties relating to the Mandate and supersedes any and all prior and contemporaneous agreements, negotiations, correspondence, understandings and communications of the parties, whether oral or written, respecting the subject matter hereof.

Accepted by GRNQ:

For and on behalf of
GREENPRO CAPITAL CORP.

By: ______________________
Authorized Signature(s)

Accepted by Daniel Mckinney:

By: ______________________

Name: Daniel Mckinney

APPENDIX A

Daniel Mckinney
Senior Consultant

DESCRIPTION OF DUTIES

During the term of this Agreement the Consultant agrees to act as "Shadow CEO" and devote his best efforts to perform all duties as will be determined by and at the reasonable discretion of the Corporation's Chief Executive Office, and is charged with the responsibilities, duties and functions necessary to assist the Corporation to meet all of its obligations.

The Consultant will report to the Chief Executive Officer and Chief Financial

Officer. His main duties will be:

1. Business strategy and advise to the CEO in restructuring of the Company.
2. The drafting and preparation of all the company SEC filings and press releases.
3. The overseeing of preparation of and assistance with the preparation of all internal corporate documents including corporate resolutions, minutes, changes and amendments to corporate documents as required;
4. To advise and assist in preparation of and assistance with the preparation of all required legal and regulatory documents including but not limited to: disclosure statements and agreements, subscription agreements, federal, state and regulatory filing documents including such Registration Statement(s) as required;
5. To assist the Corporation with the preparation of all required responses resulting from the filing of any of the aforesaid documents and the preparation or assistance with the preparation of any and all required amendments to the aforesaid documents;
6. Assist with the preparation and filing of additional SEC required forms including, but not limited to: Form 8-K (Required report on current events) and Form D (Notice of Sales of Unregistered Securities);
7. To act as an advisor with corporate attorneys and auditors on behalf of the Corporation;
8. To negotiate and settle with all persons and entities seeking legal actions against the Corporation;

9. To strategize and execute a plan to regain compliance and maintain the Nasdaq listing in good standing;

10. To find and negotiate acquisitions and new business opportunities for the Company.

11. To find and negotiate debt and equity funding for the Company. All funds raised directly will pay Consultant a 5% cash commission within 7 business days after receipt.

To perform any additional duties and responsibilities for the Corporation at the reasonable instruction of the Chief Executive Officer of the Corporation or his designee, provided that such additional duties and responsibilities are within the scope of services contemplated herein.

Remuneration: 300,000 144 shares of GRNQ. To be issued immediately, but released to Consultant on December 1, 2020.